Exhibit 10.1
PLANET FITNESS, INC.
EXECUTIVE SEVERANCE & CHANGE IN CONTROL POLICY

Introduction
The purpose of the Plan is to provide separation pay and other benefits to certain executive and key employees of Planet Fitness, Inc. (the “Company”) and its Affiliates upon a separation of service in connection with an Involuntary Termination or a Change in Control. Accordingly, the Board of Directors of the Company (the “Board”), with the approval of the Compensation Committee of the Board (the “Compensation Committee”), has adopted the Plan, effective on the Effective Date.
Unless otherwise provided herein, the Plan supersedes any and all severance plans, policies and/or practices of the Company and its Affiliates in effect for Eligible Employees that provide for severance payments under the circumstances described herein including offer letters or employment contracts that provide for the payment and provision of severance compensation and benefits to the Eligible Employee. The Severance Benefits payable under the Plan shall apply to Involuntary Terminations on and after the Effective Date. In no event shall a Participant receive severance compensation and benefits under the Plan and under any other severance plan, policy or practice of the Company or any Affiliate or under any employment, severance-benefit, change in control or similar agreement with the Company or any of its Affiliates. The Severance Benefits are intended to be supplemental unemployment benefits and are not intended to be deferred compensation.
The Company, as the Plan sponsor, has the sole discretion to determine whether an employee may be considered eligible for Severance Benefits under the Plan. The Plan is unfunded, has no trustee, and is administered by the Compensation Committee.
All capitalized terms in this Introduction not otherwise defined shall have the meaning ascribed to them in Article 2 below.
Article I.Establishment, Term and Purpose
1.1    Establishment of the Plan. The Company has established the Severance Plan, effective as of the Effective Date. The Plan is intended to be an “employee welfare benefit plan” (within the meaning of section 3(1) of ERISA) maintained for the purpose of providing benefits for a select group of management or highly compensated employees and it shall be administered and construed accordingly.

1.2    Term of the Plan. The Plan, as set forth herein, is effective as of the Effective Date and will continue until terminated or amended by action of the Board or the Compensation Committee in accordance with Section 12.8.

1.3    Purpose of the Plan. The purpose of the Plan is to provide Severance Benefits to Eligible Employees in the event of an Involuntary Termination.
Article II.Definitions
When used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.

2.1    “Accrued Compensation” means (i) an Eligible Employee’s Base Salary earned or accrued but unpaid through the Eligible Employee’s Separation Date; (ii) reimbursement for reasonable business expenses incurred in the ordinary course of the Eligible Employee’s duties and unreimbursed prior to the Eligible Employee’s Separation Date and payable in accordance with Company policies as in effect from time to time; provided, however, that claims for such reimbursement are submitted to the Company or an Affiliate within 30 days following the Eligible Employee’s Separation Date; and (iii) payment for all vested benefits pursuant to the terms of any applicable benefit plans and programs as in effect, and as amended from time to time, as of the Separation Date.

2.2    “Administrator” means the Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members (or one or more other members of the Board, including the full Board) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to exercise some or all of its authority in administering the Plan in accordance with the terms of the Plan; and (iii) to such employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.

2.3    “Affiliates” means any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code.

2.4    “Base Salary” means an Eligible Employee’s annual base salary at the rate in effect on the Separation Date (or in the event that an Eligible Employee terminates his or her employment with Good Reason as a result of a material reduction in Base Salary, the annual base salary at the rate in effect immediately prior to such reduction).

2.5    “Beneficiary” means the Participant’s estate.

2.6    “Cause” means: (i) a material breach by the Eligible Employee of his or her employment agreement with the Company or an Affiliate of the Company, or any material written policy of the Company or its Affiliates generally applicable to similarly situated employees of the Company or its Affiliates; (ii) the material failure by the Eligible Employee to reasonably and substantially perform his or her duties to the Company or any of its Affiliates, other than by reason of death, Disability, illness or incapacity; (iii) the Eligible Employee’s willful misconduct or gross negligence that could reasonably be expected to be injurious to the Company or an Affiliate of the Company; (iv) an act or omission by the Eligible Employee that involves fraud, material dishonesty, or moral turpitude, in each case to the detriment of the Company or an Affiliate; or (v) the Eligible Employee commits, is indicted or convicted of, plea guilty or nolo contendre to a felony or other serious crime involving moral turpitude. In the case of clauses (i), (ii) and (iii) above, the Company shall permit the Eligible Employee no less than 30 days to cure such breach or failure if reasonably susceptible to cure.

2.7    “Change in Control” means the first to occur of any of the following events:
(a)an event in which any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (i) the Company, (ii) any subsidiary of the Company, (iii) any employee benefit plan of the Company or a subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company, and (iv) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Section 13(d) of the Exchange Act), together with all affiliates and associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) of such person, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities;

(b)the consummation of the merger or consolidation of the Company with any other company, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) after which no “person” “beneficially owns” (with the determination of such “beneficial ownership” on the same basis as set forth in clause (a) of this definition) securities of the Company or the surviving entity of such merger or consolidation representing 40% or more of the combined voting power of the securities of the Company or the surviving entity of such merger or consolidation;
(c)     if during any period of two consecutive years (not including any period prior to the date the Plan was initially adopted), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has conducted or threatened a proxy contest, or has entered into an agreement with the Company to effect a transaction described in clause (a), (b) or (d) of this definition) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office, who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or
(d)    the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets.
Notwithstanding the foregoing, to the extent any amount constituting “nonqualified deferred compensation” subject to Code Section 409A would become payable under the Plan, or the time or form of payment under the Plan would be affected, by reason of a Change in Control or a termination of employment following a Change in Control, to the extent necessary to avoid adverse tax consequences under Code Section 409A, a Change in Control shall not be deemed to have occurred unless the event or circumstances constituting the Change in Control would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, within the meaning of subjection Code Section 409A(a)(2)(A)(v) and the Treasury Regulations thereunder.
2.8    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as from time to time amended and in effect.

2.9    “Code” means the U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

2.10    “Confidential Information” means all non-public information, trade secrets, and proprietary information of the Company and its Affiliates, including financial information, plans and strategy, research, franchisee, consumer and marketing information, and any other such information the Company deems confidential from time to time.

2.11    “Disability” means a physical or mental incapacity or disability of an Eligible Employee that renders the Eligible Employee unable to substantially perform his or her duties and responsibilities to the Company and its Affiliates (with or without any reasonable accommodation) (i) for 120 days in any 12-month period or (ii) for a period of 90 consecutive days in any 12-month period. If any question arises as to whether an Eligible Employee has a Disability, then at the request of the Administrator the Eligible Employee shall submit to a medical examination by a qualified third-party health care provider selected by the Administrator to whom the Eligible Employee or his or her duly appointed guardian, if any, has no reasonable objection to determine whether the Eligible Employee has a Disability and such determination shall be conclusive of the issue for the purposes of the Plan. If such question shall arise and the Eligible Employee shall fail to submit to such medical examination, the Administrator’s determination of the issue shall be conclusive of the issue for the purposes of the Plan.

2.12    “Effective Date” means July 1, 2021.

2.13    “Eligible Employee” means each senior executive of the Company in a position designated as Senior Vice President or above who meets the eligibility requirements of Article 3.

2.14    “ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended and in effect.

2.15    “Exchange Act” means the Securities Exchange Act of 1934, as from time to time amended and in effect.

2.16    “Good Reason” means the occurrence, without the Eligible Employee’s express written consent, of any of the events or conditions described herein, provided that, the Eligible Employee shall deliver written notice to the Company or the employing Affiliate of the occurrence of Good Reason within 90 days following the date on which the Eligible Employee first knew of such occurrence and the Company or applicable Affiliate shall not have fully corrected the situation within 30 days following delivery of such notice. The following occurrences shall constitute Good Reason for purposes of the Plan: (i) a material reduction in the Eligible Employee’s Base Salary or target annual cash bonus opportunity, (ii) a material diminution in the nature and scope of the Eligible Employee’s responsibilities, duties, authority or status or (iii) a relocation that would result in the Eligible Employee’s principal location of employment being moved 60 miles or more away from the Eligible Employee’s principal location of employment as in effect immediately prior to such relocation; provided, however, that “Good Reason” shall cease to exist for an event (i) on the 90th day following the date on which the Eligible Employee knew or reasonably should have known of such event and failed to give notice as described above, or (ii) on the 30th day following the expiration of the 30-day cure period if the Company or the applicable Affiliate failed to correct the event or condition and the Eligible Employee has not terminated his or her employment as of such date.

2.17    “Involuntary Termination” means the termination of an Eligible Employee’s employment (i) by the Company or an Affiliate for any reason other than death, Disability or Cause or (ii) by the Eligible Employee with Good Reason. An Eligible Employee shall not be treated as having an Involuntary Termination if his or her employment with the Company or an Affiliate terminates solely by reason of a sale, spin-off, transfer of business, or other disposition; provided that he or she (i) continues employment, or is otherwise offered continued employment, with his or her employer or a successor thereto immediately after such sale, spin-off, or other disposition occurs, under terms that are materially comparable in the aggregate to the terms in effect immediately before such sale, spin-off, or other disposition..

2.18    “Participant” means an Eligible Employee who has satisfied and continues to satisfy the conditions for participation in Article 3 and thereby becomes and continues to be eligible to receive and retain Severance Benefits under the Plan.

2.19    “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

2.20    “Plan” means this Executive Change in Control Severance Plan, as amended from time to time (to the extent permitted herein).

2.21    “Separation Agreement” means a separation agreement in a form acceptable to the Company.

2.22    “Separation Date” means the later of an Eligible Employee’s “separation from service” (as defined in Treasury regulation section 1.409A-1(h)) or the date the Eligible Employee’s right to Severance Benefits under this Plan ceases to be subject to a substantial risk of forfeiture (generally the Eligible Employee’s last active day of employment with the Company and its Affiliates (or any successor thereto), as specified by the Company in the Separation Agreement).

2.23    “Severance Benefits” means the payment and provision of severance compensation and benefits as provided in Section 4.1 and Section 4.2 herein.

2.24    “Severance Period” means the number of months equal to 12 times the percentage of Base Salary that the Participant is eligible to receive under Section 4.1(a) and 4.2(a), as applicable.

2.25    “Voluntary Resignation” means any retirement or resignation of employment that is initiated by the Eligible Employee without Good Reason.
Article III.Participation and Eligibility
3.1    Participant. Each Eligible Employee who (i) experiences an Involuntary Termination, (ii) complies with the conditions set forth in Article 6, (iii) satisfies the conditions of Section 3.2 regarding the execution and nonrevocation of the Separation Agreement, and (iv) complies in all respects with the terms and conditions set forth in the Separation Agreement, shall be a Participant and shall be entitled to receive and retain the Severance Benefits described in the Plan.

3.2    Separation Agreement. As a condition of receiving benefits hereunder, an Eligible Employee who otherwise meets the requirements for participation under Section 3.1 shall be required to enter into an effective and irrevocable Separation Agreement with the Company or the employing Affiliate, which agreement shall include a release of all claims against the Company, its Affiliates, and its and their subsidiaries, employees, officers, directors, agents, and representatives. The Separation Agreement must be executed within the time period requested by the Company or Affiliate, and must become effective and irrevocable not later than the eighth day following the date of execution. Provided that the Eligible Employee complies in all respects with the terms and conditions of the Separation Agreement and the Plan, the Eligible Employee shall become and remain a Participant and the Company or an Affiliate shall provide the Participant with the payments and benefits set forth in Section 4.1 or Section 4.2, as applicable. An Eligible Employee’s continued compliance with the conditions contained in the Plan and with the terms and conditions set forth in the Separation Agreement shall be an express condition to the Eligible Employee’s status as a Participant and to his or her right to receive and retain the payments and benefits provided in Section 4.1 or 4.2, as applicable.

Article IV.Severance and Change of Control Benefits
4.1    Severance Benefits. An Eligible Employee who becomes a Participant due to an Involuntary Termination that does not occur upon or within 24 months after the consummation of a Change in Control shall be entitled to receive from the Company or an Affiliate, in addition to the Accrued Compensation, the following Severance Benefits:
(a)Base Salary:
(i)    for the Chief Executive Officer an amount equal to 200% of the Participant’s Base Salary;
(ii)    for the President an amount equal to 150% of the Participant’s Base Salary; and
(iii)    for all other Eligible Employees an amount equal to 100% of the Participant’s Base Salary.
(b)an amount equal to the prorated portion of the Participant’s target annual cash bonus (or in the event that an Eligible Employee terminates his or her employment with Good Reason as a result of a material reduction in Base Salary, the target annual cash bonus at the rate in effect immediately prior to such reduction, in all cases as determined pursuant to the Company’s annual bonus plan or any successor or similar plan), for the calendar year in which the Termination occurs. If the Termination occurs on or after January 1, but before the payment date of the annual cash bonus for the immediately preceding year, the Eligible employee shall also receive 100% of the annual cash bonus he or she would have received had the Termination occurred on or after the payment date for the annual cash bonus;
(c)provided the Participant was eligible for and properly enrolled in a Company sponsored benefit plan, an amount equal to the Company’s monthly portion of the premium for each such enrollment multiplied by 12; provided, however, that if the payments or benefits to be provided pursuant to this Section 4.1(c) would subject the Company (or an Affiliate) or the Participant to adverse penalties or excise taxes, the Company or an Affiliate shall arrange to provide the Participant (or his or her qualified beneficiaries) with an alternative payment or benefit that avoids the penalty or excise tax;
(d)the Participant shall receive 12 additional months of service credit toward vesting for all unvested time-based equity awards, subject to complying with all obligations under such awards except for the requirement to continue working for such 12 months. All unvested time-based equity awards that do not become vested as a result of the 12 additional months described in the immediately preceding sentence shall be forfeited. All performance-based equity awards shall be forfeited immediately upon the Separation Date; provided, however, that if the Separation Date is after the performance period associated with such performance-based equity award, but before the performance-based equity award is paid, then the Participant shall retain the right to be paid in accordance with the terms of the award. Except as expressly provided herein, the treatment of equity awards shall be governed by the terms of the applicable equity incentive plan and award agreement under which the award was granted. Without limiting the generality of the foregoing, all equity awards that become vested shall be paid at the time prescribed by the applicable award agreement; and
(e)Except as expressly noted, participation in all Company employee benefit plans will end as of the Separation Date.
4.2    Change In Control Severance Benefits. An Eligible Employee who becomes a Participant due to an Involuntary Termination that occurs upon or within 24 months after the consummation of a Change in Control shall be entitled to receive from the Company or an Affiliate, in addition to the Accrued Compensation, the following Severance Benefits:
(a)Base Salary:
(i)for the Chief Executive Officer an amount equal to 300% of the Participant’s Base Salary;
(ii)for the President an amount equal to 200% of the Participant’s Base Salary; and
(iii)for all other Eligible Employees an amount equal to 150% of the Participant’s Base Salary.
(b)an amount equal to 100% of the Participant’s target annual cash bonus (or in the event that an Eligible Employee terminates his or her employment with Good Reason as a result of a material reduction in Base Salary, the target annual cash bonus at the rate in effect immediately prior to such reduction, in all cases as determined pursuant to the Company’s annual bonus plan or any successor or similar plan), for the year in which the Change in Control occurs. If the Termination occurs on or after January 1, but before the payment date of the annual cash bonus for the immediately preceding year, the Eligible employee shall also receive 100% of the annual cash bonus he or she would have received had the Termination occurred on or after the payment date for the annual cash bonus;
(c)provided the Participant was eligible for and properly enrolled in a Company sponsored benefit plan, an amount equal to the Company’s monthly portion of the premium for each such enrollment multiplied by 12; provided, however, that if the payments or benefits to be provided pursuant to this Section 4.2(c) would subject the Company (or an Affiliate) or the Participant to adverse penalties or excise taxes, the Company or an Affiliate shall arrange to provide the Participant (or his or her qualified beneficiaries) with a substantially similar benefit;
(d)All unvested time-based equity awards shall vest immediately upon the Separation Date. All performance-based equity awards shall vest at target immediately upon the Separation Date; provided, however, that if the Separation Date is after the performance period associated with such performance-based equity award, but before the performance-based equity award is paid, then the Participant shall retain the right to be paid in accordance with the terms of the award. Except as expressly provided herein, the treatment of equity awards shall be governed by the terms of the applicable equity incentive plan and award agreement under which the award was granted. Without limiting the generality of the foregoing, all equity awards that become vested shall be paid at the time prescribed by the applicable award agreement; and
(e)Except as expressly noted, participation in all Company employee benefit plans will end as of the Separation Date.
4.3    Timing of Payments. Except as otherwise provided in Article 9 (Code Section 409A) or elsewhere herein, and provided that the Participant has complied with the terms and conditions of the Separation Agreement and the Plan, any payments due to the Participant shall be paid as follows:
(a)Payments due under Section 4.1(a), shall be payable as a salary continuation in accordance with the Company’s normal payroll practices, with each payment being due and payable on each scheduled payroll date, beginning within 60 days following the Separation Date, as soon as administratively practicable following the date on which the Separation Agreement becomes effective, with the first payment to include any payments that would have been paid during such period had payment started on the first scheduled payroll date after the Separation Date. Notwithstanding the foregoing, if the Separation Date occurs in one taxable year and the date that is 60 days following the Separation Date occurs in a second taxable year, to the extent required by Code Section 409A, such payments shall not be made prior to the first day of the second taxable year.
(b)Payments due pursuant to Sections 4.1(b) and 4.2(b) shall be paid in a lump sum no later than the payment date for the annual cash bonus to the Company’s employees for the year in which the Involuntary Termination occurs. To the extent that the Termination occurs after the payment date for the annual cash bonus, any payments due pursuant to Sections 4.1(b) and 4.2(b) shall be made within [60] days following the Separation Date.
(c)Payments due pursuant to Sections 4.1 (c), 4.2(a) and 4.2(c) shall be paid in a lump sum no later than [30] days from the Separation Date.
(d)For the avoidance of doubt, if an Eligible Employee does not execute a Separation Agreement within the period specified in Section 3.2 or if an Eligible Employee or Participant subsequently revokes or breaches an executed Separation Agreement, the Eligible Employee shall not become a Participant, shall not be entitled to any Severance Benefits, and neither the Company nor any of its Affiliates shall have any further obligations to the Eligible Employee under the Plan. To the extent such breach occurs after an Eligible Employee becomes a Participant, the payment of Severance Benefits shall immediately cease and any Severance Benefits already paid shall be subject to clawback by the Administrator. Unless otherwise subject to clawback pursuant to the Company’s Executive Compensation Recoupment Policy, regardless of whether the Eligible Employee executes or revokes the Separation Agreement, the Eligible Employee is entitled to receive the Accrued Compensation.
4.4    Voluntary Resignation; Termination for Death or Disability. If an Eligible Employee’s employment terminates for any reason other than an involuntary termination, then the Eligible Employee shall not be entitled to receive Severance Benefits under the Plan and shall be entitled only to receive his or her Accrued Compensation. Except as described in this Section 4.4, neither the Company nor any of its Affiliates shall have any further obligations to the Eligible Employee under the Plan.

4.5    Termination for Cause. If an Eligible Employee’s employment terminates on account of termination by the Company or an Affiliate for Cause, or if after an Involuntary Termination, circumstances that would have given rise to termination for Cause are discovered, the Eligible Employee shall not be entitled to receive Severance Benefits and shall be entitled only to receive his or her Accrued Compensation. Except as described in this Section 4.3, neither the Company nor any of its Affiliates shall have any further obligations to such Eligible Employee or Participant as applicable under the Plan. Nothing in this Plan shall limit the Company’s and Affiliates’ rights to damages and other remedies in the event of misconduct that constitutes Cause.

4.6    Severance Benefits in the Event of Death of a Participant. If a Participant dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid to the Participant’s Beneficiary within the time period provided for under Section 4.1 or 4.2, as applicable.

4.7    Non-duplication.
(a)    No provision of this Plan shall require (or be interpreted to require) the Company or any Affiliate to duplicate any payment or other compensation or benefit that a Participant is entitled to receive under any employment agreement or other plan, program, policy or other arrangement (each an “Other Arrangement”).
(b)    The amount of any salary continuation or bonus payment that is required by the Plan for a pay period shall be reduced dollar-for-dollar (but not below zero) by the amount of any severance or similar payment that the Participant is entitled to receive for such period pursuant to an Other Arrangement.  If the Plan or an Other Arrangement provides for payment of an amount in a form other than installments over the Severance Period, in accordance with the schedule contemplated by Section 4.3(a), such amount shall be expressed for purposes of applying this Section 4.7 as an equivalent benefit payable in installments over the Severance Period in accordance with Section 4.3(a).  For example, a lump-sum severance payment equal to 12 months’ base salary shall be treated as if it were paid in installments over 12 months, with a pro-rated amount payable on each scheduled payroll date;
(c)    The amount payable in respect of benefits under Section 4.1(c) or 4.2(c) shall be reduced dollar-for-dollar (but not below zero) by the amount of any reimbursement or allowance for comparable benefits, or the value of Company-subsidized benefits for the applicable period.
(d)    Unless otherwise expressly provided, no Other Arrangement involving a Participant that is executed after the Participant becomes covered by the Plan shall be interpreted to change the form or time of payment of any benefits that such Participant had a legally binding right to receive under the Plan before execution of such Other Arrangement.
Subject to this Section 4, the benefits provided under the Plan (after reduction pursuant to subsections (b) and (c)  above) shall be in addition to any compensation or benefits the Participant is eligible to receive under an Other Arrangement.  Benefits under the Plan shall in all cases be calculated consistently with the intent that the aggregate amount payable under the Plan and all Other Arrangements equals the amount payable under this Plan.
Article V.Code Section 4999 Excise Tax.
Anything in the Plan to the contrary notwithstanding, in the event that it shall be determined that any payment or benefit made or provided, or to be made or provided, by the Company or any of its Affiliates (or any successor thereto) to or for the benefit of a Participant, whether pursuant to the terms of the Plan, any other agreement, plan, program or arrangement of or with the Company or any of its Affiliates (or any successor thereto) or otherwise (any such payment or benefit, individually, the “Payment” and collectively, the “Payments”), will be subject to the excise tax imposed by Code Section 4999 or any comparable tax imposed by any replacement or successor provision of United States tax law (the “Excise Tax”), then such Participant shall be entitled to receive (a) the amount of such Payments, reduced such that no portion thereof shall fail to be tax deductible under Code Section 280G (the “Limited Amount”), or (b) the full Payments, whichever results in the greatest after-tax proceeds to the Participant. Any amount paid under Article 5 shall be subject to normal federal, state and local tax withholding requirements. In the event that it is determined that the aggregate amount of the Payments will be reduced in accordance with this Article 5, the Payments shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Participant. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A, and where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro-rata basis. All determinations to be made under this Article 5 shall be made by the nationally recognized independent public accounting firm or valuation firm selected by the Company in its reasonable discretion (“Accounting Firm”), which Accounting Firm shall provide its determinations and any supporting calculations to the Administrator and the Participant within 10 days of the Separation Date. Any such determination by the Accounting Firm shall be binding upon the Company, its Affiliates and the Participant. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Article 5 shall be borne solely by the Company or an Affiliate.
Article VI.Conditions to Receipt and Retention of Severance Benefits
Receipt and retention of Severance Benefits is expressly conditioned upon each Eligible Employee’s continued compliance with all non-competition, non-solicitation and/or confidentiality obligations contained in this policy and any other applicable agreement between the Eligible Employee and the Company and/or any of its Affiliates or their respective subsidiaries, both before and after becoming a Participant. In the event such an individual fails to comply with any of these conditions: (i) the individual shall cease to be entitled to receive any Severance Benefits, (ii) the individual shall return any Severance Benefits previously paid to or for him or her, and (iii) the Company shall be entitled to recover any such Severance Benefits not returned by the individual.
6.1    Non-Competition. During an Eligible Employee’s employment with the Company or an Affiliate, and for the Severance Period following his or her Separation Date, such Eligible Employee shall not, without prior written consent from the Company, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or its Affiliates in any markets where the Company or its Affiliates do business, or plan to do business, as of the Separation Date. Competitors include any entity in the business of owning, operating or franchising high value low cost fitness centers, digital fitness subscriptions or the sale and distribution of fitness equipment (other than a Planet Fitness business). The foregoing shall not prevent the Eligible Employee from owning up to five percent (5%) of the outstanding securities of a publicly held corporation that may compete with the Company.

6.2    Non-Solicitation.
(a)During an Eligible Employee’s employment with the Company or an Affiliate, and for the Severance Period following his or her Separation Date, such Eligible Employee shall not, directly or indirectly (a) solicit or encourage any franchisee of the Company or its Affiliates to terminate or diminish its relationship with it or them; or (b) seek to persuade any such franchisee or prospective franchisee of the Company or its Affiliates to conduct with anyone else any business or activity which such franchisee or prospective franchisee conducts with the Company or its Affiliates.
(b)During an Eligible Employee’s employment with the Company or an Affiliate, and for the Severance Period following his or her Separation Date, such Eligible Employee may not, and will not assist any other party to, (a) hire or solicit for hiring any employee of the Company or its Affiliates or seek to persuade any employee of the Company or its Affiliates to discontinue employment or (b) solicit or encourage any independent contractor or vendor providing services to the Company or its Affiliates to terminate or diminish its relationship with them. For purposes hereof, general solicitations not directed at a particular person or advertising in media directed at the general public shall not provide the basis for a claim by the Company that a Participant violated this provision.
(c)For avoidance of doubt, this Section 6.2 shall not apply to any period following separation from service with the Company or an Affiliate with respect to any Eligible Employee who declines to enter into a Separation Agreement unless they have otherwise executed a Non-Compete/Non-Solicitation/Confidentiality Agreement.
6.3    Non-Disparagment. During an Eligible Employee’s employment with the Company or an Affiliate, and continuing after the Separation Date shall not, directly or indirectly, by any manner or means, in public or in private, disparage orally or in writing the Company or its affiliates’ business, management, products or services, and will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates or harm the interests or reputation of the Company or any of its Affiliates. Nothing in this paragraph shall prohibit an Eligible Employee from providing truthful information in response to a legal proceeding.

6.4    Confidentiality. Other than as required by applicable law or for the proper performance of his or her duties and responsibilities to the Company or any of its Affiliates during his or her employment with the Company or any of its Affiliates, no Eligible Employee shall disclose to any Person or use any Confidential Information obtained by such individual incident to his or her employment or other association with the Company or any of its Affiliates. As of the Separation Date, Eligible Employees must return all such Confidential Information to the Company, materials that incorporate or reference such Confidential Information, and all copies thereof. The confidentiality condition under this Section 6.3 shall not apply to information which is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Eligible Employee or any other Person having an obligation of confidentiality to the Company or any of its Affiliates. Notwithstanding the foregoing, nothing in the Plan limits, restricts or in any other way affects an Eligible Employee’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity, or requires an Eligible Employee to provide prior notice to the Company of the same. An Eligible Employee cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, an Eligible Employee may be held liable if he or she unlawfully accesses trade secrets by unauthorized means.
Article VII.Withholding of Taxes; Funding
7.1    Withholding of Taxes; Taxes. The Company and any Affiliate shall be entitled to withhold from any amounts payable under the Plan all taxes as legally shall be required (including,

without limitation, any United States federal taxes, and any other state, city, or local taxes). Regardless of the amount withheld or reported, each Eligible Employee shall be solely responsible for the payment of all taxes that become due as a result of a payment or other rights (including imputed income) to the Participant under the Plan.
7.2    Funding. The Plan shall be funded out of the general assets of the Company or an Affiliate as and when Severance Benefits are payable under the Plan. All Participants shall be solely general creditors of the Company and Affiliates.
Article VIII.Successors and Assignment
8.1    Successors to the Company. The Company or an Affiliate will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or an Affiliate or of any division or subsidiary thereof to expressly assume and agree to perform the Company’s or an Affiliate’s obligations under the Plan in the same manner and to the same extent that the Company or the Affiliate would be required to perform them if no such succession had taken place.
8.2    Assignment by Eligible Employee or Participant. Except in the event of death, an Eligible Employee or Participant does not have the power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable under the Plan; nor will any such rights or amounts payable under the Plan be subject to seizure, attachment, execution, garnishment or other legal or equitable process, or for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event an Eligible Employee or Participant attempts to assign, transfer or dispose of such right, or if an attempt is made to subject such light to such process, such assignment, transfer or disposition will be null and void.
Article IX.Code Section 409A
9.1    The Plan is intended to comply with the requirements of Code Section 409A, to the extent applicable, and this Plan shall be interpreted consistently with the intent to avoid any tax under Code Section 409A. For the avoidance of doubt, however, no provision of this Plan shall transfer liability for taxes under Code Section 409A from the Eligible Employee or Participant to the Company, any Affiliate, or any other Person.
Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Code Section 409A and, if necessary, any such provision shall be deemed amended to comply with Code Section 409A and the regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring any accelerated or additional tax under Code Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such accelerated or additional tax will not be imposed, and vice versa. All payments to be made upon a separation, termination of employment, or similar event under the Plan may only be made upon a “separation from service” (as defined in Treasury regulation section 1.409A-1(h), after giving effect to the presumptions contained therein) to the extent required under Code Section 409A. For purposes of Code Section 409A, each payment made under the Plan shall be treated as a separate payment. In no event may an Eligible Employee or Participant, directly or indirectly, designate the calendar year of payment of any severance benefit payable hereunder.
9.2    Reimbursements provided under the Plan, if any, shall be made or provided in accordance with the requirements of Code Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during a limited period of time specified in the Plan; (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.
9.3    To the maximum extent permitted under Code Section 409A, the Severance Benefits payable under the Plan are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-l(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-l(b)(9)(iii). Any portion of the Severance Benefits that are payable under the Plan to a Participant during the six-month period following the Participant’s Separation Date that does not qualify within either of the foregoing exceptions and constitutes deferred compensation subject to the requirements of Code Section 409A shall hereinafter be referred to as the “Excess Amount”. If at the time of the Participant’s separation from service, the Company’s (or any entity required to be aggregated with the Company under Code Section 409A) stock is publicly traded on an established securities market or otherwise and the Participant is a “specified employee” (as defined in Code Section 409A and determined in the sole discretion of the Company (or any successor thereto) in accordance with the Company’s (or any successor thereto) “specified employee” determination policy), then the Company shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six-month period following the Participant’s Separation Date for six months following the Participant’s Separation Date. The delayed Excess Amount shall be paid in a lump sum to the Participant within 10 days following the date that is six months following the Participant’s Separation Date and any remaining installments shall continue to be paid to the Participant in accordance with the original schedule provided herein. If the Participant dies during such six-month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of Code Section 409A, such Excess Amount shall be paid to the personal representative of the Participant’s Beneficiary within 60 days after the Participant’s death.
Article X.Claims Procedures
10.1    Claims. (a) Any request or claim for benefits under the Plan shall be deemed to be filed when a written request is made by the claimant or the claimant’s authorized representative which is reasonably calculated to bring the claim to the attention of the Administrator.
(a)The Administrator, or its designee, shall advise the claimant, or such claimant’s representative, in writing or in electronic form, of its decision within 90 days of receipt of the claim for Severance Benefits under the Plan, unless special circumstances require an extension of such 90-day period for not more than an additional 90 days. Where such extension is necessary, the claimant shall be given written notice of the delay before the expiration of the initial 90-day period, which notice shall set forth the reasons for the delay and the date the Administrator expects to render its decision.
(b)The Administrator’s response to a claim shall (i) be in writing or in electronic form; and (ii) in the case of an adverse benefit determination: (A) set forth the reason(s) for the denial of benefits; (B) contain references to Plan provisions on which the denial is based; (C) describe the additional material and information, if any, necessary for the claim for benefits to be perfected and an explanation of why such material or information is necessary; and (D) describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

10.2    Appeals. (a) If the claimant or the claimant’s authorized representative fails to appeal the Administrator’s adverse benefit determination, in writing, within 60 days after its receipt by the claimant, the Administrator’s determination shall become final and conclusive.
(a)If the claimant or the claimant’s authorized representative appeals the Administrator’s adverse benefit determination in a timely fashion, the Administrator shall reexamine all issues relevant to the original denial of benefits. Any such claimant or his or her duly authorized representative may review any relevant documents, records and other information, free of charge, including documents and records that were relied upon in making the benefit determination, documents submitted, considered or generated in the course of making the benefit determination (even if such documents were not relied upon in making the benefit determination), and documents that demonstrate compliance, in making the benefit determination, with the Plan’s required administrative processes and safeguards. In addition, the claimant or his or her duly authorized representative may submit written comments, documents, records and other information relating to such claim for benefits. In the course of the review, the Administrator shall take into account all comments, documents, records and other information submitted by the claimant or his or her duly authorized representative relating to such claim, regardless of whether it was submitted or considered as part of the initial benefit determination.
(b)The Administrator shall advise the claimant or such claimant’s representative, in writing or in electronic form, of its decision within 60 days of receipt of the written appeal, unless special circumstances require an extension of such 60-day period for not more than an additional 60 days. Where such extension is necessary, the claimant shall be given written notice of the delay before the expiration of the initial 60-day period, which notice shall set forth the reasons for the delay and the date the Administrator expects to render its decision. If the extension is necessary because the claimant has failed to submit the information necessary to decide the claim, the Administrator’s period for responding to such claim shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information. In the event of an adverse benefit determination on appeal, the Administrator shall advise the claimant, in a manner calculated to be understood by the claimant of: (i) the reason(s) for the adverse benefit determination; (ii) the Plan provisions on which the decision was based; (iii) the claimant’s right to receive, upon request and free of charge, and have reasonable access to, copies of all documents, records and other information relevant to such claim; and (iv) a statement describing any voluntary appeals procedures offered by the Plan, the claimant’s right to obtain information about such procedures, and a statement of the claimant’s right to bring an action under section 502(a) of ERISA.
10.3    Exhaustion. No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made by the Administrator. Any challenge to a If a Participant or other interested person challenges a decision of the Administrator, such challenge must be filed in the court of law no later than within one year after the earliest of (i) the date the first payment under the Plan was made, (ii) the date the first payment under the Plan was allegedly due, or (iii) the date the Company or an Affiliate first repudiated the alleged obligation to provide such benefit. following the denial of the appeal described in Section 10.2(c), and If the one-year period expires during the time that a request for review of the claim pursuant to this Article X is pending, such period shall be extended until the 60th calendar day following final denial (including a deemed denial) of such claim on administrative review (but the period for filing a new claim or requesting administrative review shall not be extended).  The foregoing limitations period shall supersede and replace any limitations period that might otherwise be deemed applicable under state or federal law in the absence of this Section 10.3.  a Before a Change in Control: (I) a A review by the court of law will be limited to the facts, evidence and issues presented to the Administrator during the claims procedure set forth above, and shall be subject to an abuse of discretion standard of review; (II). F facts and evidence that become known to the Participant or other interested person after having exhausted the claims procedure shall not be taken into account unless timely must be brought to the attention of the Administrator for reconsideration of the claims determination; and. (III) I issues not raised with the Administrator will be deemed waived.  After a Change in Control, the standard of review by a court shall be de novo and shall take into account all facts presented.
Article XI.Administration
11.1    The Committee will be the administrator of the Plan. The Committee may, however, delegate to any person, committee or entity any of its power or duties under the Plan. The Administrator will be the sole judge of the application and interpretation of the Plan, and will have the discretionary authority to construe the provisions of the Plan and to resolve disputed issues of fact. The Administrator will have the sole authority to make determinations regarding eligibility for benefits. Subject to Section 10.3, the decisions of the Administrator in all matters relating to the Plan that are within the scope of its authority (including, but not limited to, eligibility for benefits, Plan interpretations, and disputed issues of fact) will be final and binding on all parties. The Administrator will have such powers as may be necessary to discharge its duties, including but not limited to, the following:
(a)To construe and interpret the Plan, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits under the Plan;
(b)To prescribe procedures to be followed by claimants filing applications for benefits;
(c)To prepare and distribute, in such manner as the Administrator determines to be appropriate, information explaining the Plan;
(d)To receive from the Company and from Participants and employees such information as will be necessary for the proper administration of the Plan;
(e)To furnish the Company, upon request, such annual reports with respect to the administration of the Plan as are reasonable and appropriate;
(f)To receive, review and keep on file (as it deems convenient and proper) reports of benefit payments by the Company and reports for disbursements of expenses directed by the Administrator;
(g)To appoint and compensate persons to assist in the administration of the Plan and any other agents it deems advisable, including legal counsel; and
(h)To make all appropriate filings with governmental agencies on behalf of the Plan.
Article XII.Miscellaneous
12.1    Employment Status. Except as may be provided under any other agreement between an Eligible Employee and the Company or an Affiliate, all employment with the Company and its Affiliates is “at will”, and may be terminated by either the Eligible Employee or the Company or an Affiliate at any time, subject to applicable law. Nothing contained herein shall constitute an employment contract or guarantee of employment or confer any other rights except as set forth herein. Nothing in the Plan will be construed to create any right to employment or re-employment with the Company.

12.2    Other Payments. Except as otherwise provided in the Plan, no Eligible Employee shall be entitled to any cash payments or other Severance Benefits under any of the Company’s or any Affiliate’s then current severance pay policies or under any individual employment, severance or similar agreement for a termination that is covered by the Plan for the Eligible Employee. Except as otherwise provided in the Plan, acceptance of benefits under the Plan constitutes a waiver of any other separation or Severance Benefits from the Company, including without limitation any separation or Severance Benefits offered under a Participant’s employment agreement or offer letter. In the event a Participant receives a judgment for or relating to any other separation benefits from the Company, the amounts paid out under the Plan will be reduced by such judgment.
12.3    No Mitigation. Participants shall not be required to mitigate the amount of any Severance Benefit provided for in the Plan by seeking other employment or otherwise, nor shall the amount of any Severance Benefit provided for herein be reduced by any compensation earned by other employment or otherwise, except in the event the Participant is re-employed by the Company or an Affiliate, in which case Severance Benefits shall cease upon the date of reemployment.
12.4    Overpayments. If a Participant receives payments in excess of the amounts specified in Section 4, the Company, it its sole discretion, may elect to deduct such overpayments from any future payments to the Participant. If all payments have been made to the Participant, the Participant will be obligated to repay any overpayments upon demand from the Company.
12.5    Conflicts. The Plan document is the sole authority for any disputes regarding the Plan. In the event there is any conflict between the terms of the Plan and any other document or oral statements describing the terms of the Plan, the Plan document will control.
12.6    No Oral Promises. No person has the authority to modify or waive or vary the terms of the Plan. No oral promise of benefits or payments under or relating to the Plan will create a right in favor of any employee or impose any obligation on the Company or the Plan. Any interpretation of the Plan or obligation under or relating to the Plan must be in writing and signed by the Administrator or its designee to be binding.
12.7    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.
12.8    Amendment or Termination. The Board or the Committee may, in their sole discretion, amend or terminate the Plan, in whole or in part, at any time and for any reason or no reason without the consent of Participants; provided that the Plan may not be amended or terminated during the period commencing on the Change in Control and ending on the [24]-month anniversary of such Change in Control, except for amendments that are required to comply with any changes in applicable law, and provided further that no amendment to the Plan may discontinue or change any payments to a Participant who has entered into an effective Separation Agreement under the Plan prior to the effective date of the amendment or termination of the Plan. If the Plan is terminated, no Severance Benefits will be payable under the Plan to any Eligible Employee who has not entered into an effective Separation Agreement under the Plan prior to the effective date of such termination. For the avoidance of doubt, any Separation Agreement that took effect prior to the date the Plan is amended or terminated shall remain in full force and effect in accordance with its terms.
12.9    Governing Law. To the extent not preempted by the laws of the United States, the Plan shall be construed and enforced under and be governed in all respects by the laws of the State of New Hampshire, without regard to the conflict of laws principles thereof. The sole and exclusive jurisdiction for any dispute or claim arising from this Agreement shall be the United States Federal District Court for the District of New Hampshire.

12.10    Liability. No member of the Committee, no Administrator, and no officer, director or employee of the Company or any Affiliate shall be personally liable for any inaction with respect to his or her functions under the Plan unless such action or inaction is adjudged to be due to gross negligence, willful misconduct or fraud. Further, no member of the Committee or Administrator shall be personally liable merely by virtue of any instrument executed by him or her or on his or her behalf as a member of the Committee or as an Administrator.
12.11    Indemnification. The Company shall indemnify, to the fullest extent permitted by law and its Certificate of Incorporation and By-laws (but only to the extent not covered by insurance) its officers and directors (and any employee involved in carrying out the functions of the Company under the Plan), each member of the Committee and each Administrator against any expenses, including amounts paid in settlement of a liability, which are reasonably incurred in connection with any legal action to which such person is a party by reason of his or her duties or responsibilities with respect to the Plan, except with regard to matters as to which he or she shall be adjudged in such action to be liable for gross negligence, willful misconduct or fraud in the performance of his or her duties.
12.12    Headings. The headings of the Plan are inserted for convenience of reference only and shall have no effect upon the meaning of provisions hereof.
12.13    Incompetency. In the event that the Administrator finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Administrator shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant was or would have been otherwise entitled under the Plan.